Exhibit 99.1

March 6, 2006	CONTACTS:	Investor Relations – Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635

TEPPCO PARTNERS, L.P. CHAIRMAN AND ACTING CEO,

LEE W. MARSHALL, SR., PASSES AWAY

HOUSTON - TEPPCO Partners, L.P. (NYSE: TPP) announced today with deep regret that Lee W. Marshall, Sr., chairman and acting chief executive officer (CEO) of the general partner of TEPPCO, passed away on Friday, March 3, 2006. Leonard W. Mallett, TEPPCO’s senior vice president of Operations has been named acting chief executive officer.

“It is with profound sadness, both professionally and personally, that I announce Lee’s passing,” said Dan L. Duncan, chairman of EPCO, Inc., owner of the general partner of TEPPCO. “Over a long distinguished career, Lee provided leadership, guidance and counsel to a number of organizations in the energy industry. His leadership of TEPPCO both as chairman and as acting CEO will be greatly missed. On behalf of TEPPCO’s board and EPCO employees, I offer our deepest condolences to Lee’s family.”

Mr. Mallett has served with TEPPCO for over 27 years in various positions of increasing responsibility. He will continue to serve in his current capacity as senior vice president of Operations, in addition to serving as acting CEO, until a successor CEO has been named. The company has made considerable progress in identifying candidates from the industry as a successor CEO.

TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $4 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect subsidiary of EPCO, Inc., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

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